EXHIBIT 99.1

Fifth Street Finance Corp. Agrees to Acquisition
of Healthcare Finance Group, LLC

WHITE PLAINS, N.Y., May 8, 2013 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (NASDAQ:FSC) ("Fifth Street") today announced that it has entered into a definitive agreement to acquire Healthcare Finance Group, LLC ("HFG") as a portfolio company. HFG is a specialty lender providing asset-based lending and term loan products to the healthcare industry. Since its founding, HFG has financed in excess of $21 billion in receivables.

To effect the acquisition, Fifth Street anticipates investing approximately $110 million and intends to finance the purchase with available liquidity, including operating cash and borrowings under Fifth Street's existing credit facilities. HFG's senior management team has an average of 24 years of healthcare finance or related industry experience and will provide continuing leadership to HFG going forward. Fifth Street expects that the HFG acquisition will be accretive to net investment income.

HFG's total outstanding loan portfolio, as of May 6, 2013, consisted of 57 loans with a value of approximately $270 million. Fifth Street believes that HFG's niche focus in the healthcare industry offers the potential for strong asset quality and attractive yields, even during challenging economic or debt capital market conditions. HFG has a quality track record of managing credit risk since inception in 2000.

"Healthcare Finance Group is the oldest, continuously operating stand-alone healthcare asset-based lender in the U.S. We believe that a strategic investment in HFG will provide exceptional opportunities to grow the company's platform," stated Leonard M. Tannenbaum, Fifth Street's Chief Executive Officer, adding, "This investment fits well within Fifth Street's successful track record for investments in the healthcare sector."

"Fifth Street is the ideal partner to take what we have built at HFG to the next level," said Isaac Soleimani, Chairman and CEO of HFG, adding, "The combination of Fifth Street's access to capital, entrepreneurial culture and savvy professionals, as well as HFG's expertise, reputation and track record in the healthcare industry, will create a potent force in the marketplace that will accelerate HFG's growth going forward. We are very excited about Fifth Street's acquisition of HFG."

"We believe that the return profile of this portfolio company investment is compelling for Fifth Street," commented Bernard D. Berman, President of Fifth Street. "We expect our HFG investment to enhance net investment income while maintaining our disciplined underwriting philosophy and sophisticated approach to investment structuring."

"We are delighted to enter into a strategic relationship with Fifth Street and excited by the prospects for growth it presents," said Dan Chapa, President of HFG, adding, "The ongoing independence of our business operations will help us stay true to a culture of excellence that has allowed us to cultivate a deep and loyal client base."

Customary closing conditions, including the expiration of the applicable waiting period under the Hart Scott Rodino Act, apply to the acquisition, which is expected to close by June 30, 2013. Keefe, Bruyette & Woods, Inc. and UBS Investment Bank are acting as financial advisors and Kaye Scholer LLP is acting as legal advisor to HFG. Greenhill & Co. is acting as financial advisor and Proskauer Rose LLP is acting as legal advisor to Fifth Street for the transaction.

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies, primarily in connection with investments by private equity sponsors. Fifth Street Finance Corp.'s investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments.

About Healthcare Finance Group, LLC

HFG is a specialty lender dedicated exclusively to providing secured debt financing to healthcare companies. HFG strives to custom-tailor its products to meet the specific needs of its clients. HFG is headquartered in New York City and has business offices in California, North Carolina, New Jersey and Connecticut.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp. Words such as "believes," "expects," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in Fifth Street Finance Corp.'s filings with the Securities and Exchange Commission. Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Investor Contact:
         Dean Choksi, Senior Vice President of Finance &
         Head of Investor Relations
         Fifth Street Finance Corp.
         (914) 286-6855
         dchoksi@fifthstreetfinance.com

         Corporate Development:
         Juan E. Alva, Managing Director,
         Head of Strategy & Corporate Development
         Fifth Street Finance Corp.
         (818) 876-9665
         juan@fifthstreetfinance.com

         Media Contact:
         Steve Bodakowski
         Prosek Partners
         (203) 254-1300 ext. 141
         pro-fifthstreet@prosek.com